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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-171536

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, par value $0.01 per share	35,650,000	$14.00	$499,100,000	$57,945.51

(1)
Includes 4,650,000 shares of common stock which may be issued on exercise of a 30-day option granted to the underwriters to cover over-allotments, if any.

(2)
This filing fee is calculated and being paid pursuant to Rule 457(r) of the Securities Act of 1933 and relates to the registration statement on Form S-3 (File No. 333-171536) filed by Cobalt International Energy, Inc. on January 4, 2011. A registration fee of $70,016.58 was paid previously.

Prospectus Supplement
(To Prospectus dated January 4, 2011)

31,000,000 Shares

Cobalt International Energy, Inc.

Common Stock

        We are offering 31,000,000 shares of our common stock, par value $0.01 per share. Our common stock is listed on the New York Stock Exchange under the symbol "CIE". On April 11, 2011, the last reported sale price of our common stock on the New York Stock Exchange was $14.20 per share.

        Investing in our common stock involves certain risks. See "Risk Factors" on page 5 of the accompanying prospectus.

	Per Share	Total

Public offering price	$14.00	$434,000,000

Underwriting discounts and commissions	$0.56	$17,360,000

Proceeds, before expenses, to us	$13.44	$416,640,000

        We have granted the underwriters an option to purchase up to 4,650,000 additional shares of our common stock to cover over-allotments, if any, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        Delivery of the shares of our common stock will be made on or about April 15, 2011.

Morgan Stanley	Credit Suisse	Goldman, Sachs & Co.

J.P. Morgan	Citi

Barclays Capital	Lazard Capital Markets	Tudor, Pickering, Holt & Co.

Howard Weil Incorporated	Capital One Southcoast

The date of this prospectus supplement is April 11, 2011

        We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement. The terms "Cobalt," "we," "us," and "our" refer to Cobalt International Energy, Inc. and our subsidiaries unless the context otherwise requires.

Prospectus Supplement

i

ABOUT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

        This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of our common stock and also adds to and updates the information contained or incorporated by reference in the accompanying prospectus. The second part is the prospectus, which describes more general information regarding our securities, some of which do not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading "Where You Can Find More Information" in the accompanying prospectus.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference therein, the information contained in the most recently dated document shall control.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus supplement or accompanying prospectus, or incorporated by reference in the accompanying prospectus. As a result, this summary does not contain all of the information that may be important to you or that you should consider before investing in our common stock. You should read carefully this entire prospectus supplement and the accompanying prospectus, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, and the documents incorporated by reference into the accompanying prospectus, which are described under "Where You Can Find More Information" in the accompanying prospectus.

Overview

        We are an independent, oil-focused exploration and production company with a world-class below salt prospect inventory in the deepwater of the U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. Primarily through our highly targeted leasing strategy, we have established a current portfolio of 132 identified, well defined prospects, comprised of 47 prospects located in the deepwater U.S. Gulf of Mexico and 85 prospects located in Blocks 9 and 21 offshore Angola and the Diaba Block offshore Gabon. In addition, on January 24, 2011 we announced that we had been conditionally awarded a 40% working interest and indicated as operator of Block 20 offshore Angola, on which we have identified 37 prospects. See "Item 1. Business—Recent Events" of our Annual Report on Form 10-K for the year ended December 31, 2010. All of our prospects are oil-focused. Since our formation, we have drilled as operator two exploratory wells (Ligurian #1 and Criollo #1) and participated as non-operator in three exploratory wells (Heidelberg #1, Shenandoah #1 and Firefox #1) and one appraisal well (Heidelberg #2). These drilling efforts have resulted in the Heidelberg/Ligurian discovery and the Shenandoah discovery, both located in the U.S. Gulf of Mexico.

Our Competitive Strengths

Pure-play, High-potential, Deepwater Portfolio

        Offshore Angola and Gabon.    Offshore Angola and Gabon are characterized by the presence of salt formations and oil-bearing sediments located in post-salt and pre-salt horizons, which we believe will be geologically analogous to large, multi-million barrel discoveries offshore Brazil. In these two countries, we have contractual rights on four blocks comprising approximately 5.6 million gross acres, equivalent to approximately 1,000 blocks in the deepwater U.S. Gulf of Mexico, and 1.8 million acres net to our working interest. We currently have licenses on the Diaba Block offshore Gabon and Blocks 9 and 21 offshore Angola and have been conditionally awarded a license for Block 20 offshore Angola. As of December 31, 2010, and including those prospects identified to date on Block 20, we have identified 122 prospects on these blocks.

        Deepwater U.S. Gulf of Mexico.    Although deepwater has been the focus for major oil companies since the 1980s, due to a step change in technology for imaging and drilling prospects below salt, the industry has transitioned focus from above salt to below salt plays. Our data-intensive approach to prospect analysis, coupled with the expertise of our technical team, allowed us to capture a significant portion of the most competitively sought after leases in the 2007 and 2008 Central and Western Gulf of Mexico Lease Sales. Of the 200 blocks we acquired in these lease sales, 24 attracted four or more bids. No other company acquired more blocks with four or more bids in these lease sales. Historical information of lease sales conducted by the U.S. Bureau of Ocean Energy Management, Regulation and Enforcement suggests that more competitively bid deepwater U.S. Gulf of Mexico lease blocks have significantly higher drilling success rates. As of December 31, 2010, our leasehold position in the U.S. Gulf of Mexico is comprised of interests in 230 deepwater blocks with 47 identified prospects.

Oil-focused, high margin inventory with near-term catalytic events

        We believe our oil-focused prospects, if proved to contain commercial hydrocarbons, will create significant shareholder value because of high operating margins resulting from strong oil price fundamentals and the economies of scale typical of large offshore oil field developments. The next 15 wells that we plan to drill account for approximately 30% of the total resource exposure associated with our existing prospect portfolio. Among these are several large, oil-focused prospects in the deepwater U.S. Gulf of Mexico, including our North Platte prospect, and offshore Angola and Gabon, including our Bicuar and Cameia prospects.

Long-lived leasehold positions that cannot be replicated

        In both the U.S. Gulf of Mexico and offshore West Africa we have acquired leases or licenses with long-lived tenures that we believe add substantial value to our overall portfolio through both the time horizon over which to execute our programs and through the relative scarcity of comparable access. As the majority of our leases in the U.S. Gulf of Mexico were awarded in 2007 and 2008, and have 10 year initial terms, approximately 75% of our current regional leasehold does not expire until after 2015. We believe the long duration of our leases provide a significant competitive advantage given the ongoing regulatory uncertainty in the U.S. Gulf of Mexico. Offshore Angola, the Risk Services Agreement governing our rights on Block 9 provides for an initial four year exploration period with an optional exploration phase of three additional years, and the Risk Services Agreement governing our rights on Block 21 provides for an initial five year exploration period with an optional exploration phase of three additional years. We executed these Risk Services Agreements in February 2010. Offshore Gabon, the Production Sharing Contract for the Diaba Block, which we farmed into in February 2008, provides for an exploration phase ending January 2017, prior to which we must drill one exploratory well.

Operating control over the majority of our portfolio

        In order to better maintain control over our asset portfolio, we have established a leasehold position comprised primarily of operated properties. This includes operating approximately 75% of our U.S. Gulf of Mexico lease blocks, as well as each of our blocks offshore Angola. As operator, we have primary control over prospect selection, exploration and development timing and capital allocation, as well as the ability to implement logistical practices that we believe will allow us to shorten the time between resource discovery and first production.

Long-term strategic relationships with industry leading E&P companies

        Since April 2009, we have developed a long-term alliance with TOTAL E&P USA, INC. ("Total") in which, through a series of transactions, we combined our respective U.S. Gulf of Mexico exploratory lease inventory (which excludes the Heidelberg portion of our Ligurian/Heidelberg prospect, our Shenandoah prospect, and all developed or producing properties held by Total in the U.S. Gulf of Mexico) through the exchange of a 40% interest in our leases for a 60% interest in Total's leases. We are the operator on behalf of the alliance through the exploration and appraisal phases of development. As part of the alliance, Total committed, among other things, to (i) pay up to $300 million to carry a substantial share of our costs with respect to a five-well program (above the amounts Total has agreed to pay as owner of a 40% interest), (ii) pay 40% of the general and administrative costs relating to our operations in the U.S. Gulf of Mexico during the 10-year alliance term, and (iii) award us up to $180 million based on the success of the alliance's initial five-well program, in all cases subject to certain conditions and limitations. As of December 31, 2010, approximately $196 million of the $300 million that Total is obligated to carry remains available to us, as does the potential award of up to $180 million based on the success of the alliance.

        On April 22, 2009, we announced a partnership in the U.S. Gulf of Mexico with Sociedade Nacional de Combustíveis de Angola—Empresa Pública ("Sonangol") pursuant to an agreement we had entered into with Sonangol immediately following the 2008 Central Gulf of Mexico Lease Sale, whereby Sonangol acquired a 25% non-operated interest of our pre-Total alliance interests in 11 of our U.S. Gulf of Mexico leases. The price Sonangol paid us for this interest was calculated using the price we paid for these leases plus $10 million to cover our historical seismic and exploration costs. Sonangol has since acquired a 15% non-operated interest in four additional U.S. Gulf of Mexico leases pursuant to this partnership bringing the total partnership portfolio to 15 U.S. Gulf of Mexico leases. This transaction is notable as it represents Sonangol's initial entry into the North American exploration and production sector.

        On February 24, 2010, we entered into Risk Services Agreements governing our rights on Blocks 9 and 21 offshore Angola. Our partners in each of these blocks are Sonangol Pesquisa e Produção, S.A. ("Sonangol P&P") (20% working interest), Nazaki Oil and Gáz, S.A. ("Nazaki") (30% working interest) and Alper Oil, Lda ("Alper") (10% working interest). On January 24, 2011, we announced that we had been conditionally awarded a 40% working interest and indicated as operator of Block 20 offshore Angola. Our partners in this block are Sonangol P&P (30% working interest), BP Exploration Angola (Kwanza Benguela) Limited (20% working interest) and China Sonangol International Holding Limited (10% working interest).

        Effective July 1, 2010, we entered into a like kind exchange agreement with Shell Oil Company ("Shell") and Total that named us as the operator of our Aegean prospect in the U.S. Gulf of Mexico with a 37.5% working interest and Shell and Total as non-operators with 37.5% and 25% working interests, respectively. Aegean is a large 3-way prospect targeting Lower Tertiary horizons located in Keathley Canyon blocks 162, 163 and 207.

Significant investments in technology and data allow for enhanced prospect maturation

        Our prospect generation approach is predicated upon a thorough, basin-wide understanding of the geologic trends within our focus areas and differs considerably from often-followed industry practice of acquiring more narrowly focused, prospect-specific data on a block-by-block basis. Consistent with our approach, upon our formation in November 2005, we immediately began acquiring the latest regional seismic data to complement our team's experience in the deepwater U.S. Gulf of Mexico and offshore West Africa. Through these continued efforts, we have systematically acquired what we believe to be one of the industry's most extensive and current seismic databases in our focus areas, covering approximately 70% of the deepwater U.S. Gulf of Mexico and a substantial portion of our focus area offshore Angola and Gabon. We believe our library of data is among the best in the industry for our particular areas of focus, and rivals that of the supermajor oil companies.

Experienced management and technical teams with proven expertise

        We are led by management and technical teams that have significant experience finding and developing oil and natural gas reserves in our focus regions. Our management team has a track record of developing multi-billion dollar projects worldwide and across the oil and natural gas value chain. In addition, our management team has an established base of relationships with domestic and foreign governments, national and international oil companies, service companies and independent oil and gas companies, all of which we believe enhance our competitiveness. Our technical team consists of geologists, geoscientists, engineers and operators possessing an average of over approximately 25 years of industry experience exploring for and developing oil and natural gas in the U.S. Gulf of Mexico and offshore West Africa.

Significant financial flexibility

        Including the net proceeds from this offering, our existing cash and investments on hand and restricted cash as of December 31, 2010, we will have over $1.6 billion of liquidity. We believe our capital position will allow us to fund capital expenditures and provide for general corporate purposes.

Our Strategy

        Since our inception, our strategy has been to:

  •
  Focus on the world's most prospective oil prone basins;

  •
  Develop a large, diversified portfolio to mitigate exploration and political risks;

  •
  Access opportunities with long-lived tenures through lease sales and license rounds;

  •
  Target large working interest positions with operating control;

  •
  Maintain financial and technical discipline; and

  •
  Leverage our team's expertise in exploring for and developing below salt structures.

        To that end, we have acquired a current portfolio of 132 identified, well defined prospects located in the deepwater U.S. Gulf of Mexico, in Blocks 9 and 21 offshore Angola and in the Diaba Block offshore Gabon. In addition, we have been conditionally awarded a 40% working interest and indicated as operator of Block 20 offshore Angola, on which we have identified 37 additional prospects. We believe these asset positions would be impossible to replicate today. By bringing to bear the significant competitive advantages that we possess, we plan to efficiently drill and develop our prospects, recognize proved reserves, achieve production and generate operating cash flow on an accelerated basis, thereby increasing our net asset value.

Recent Developments

        On January 24, 2011 we announced that we had been conditionally awarded a 40% working interest and indicated as operator of Block 20 offshore Angola. Assuming we execute the Production Sharing Agreement governing our interests in this block, we expect to expend approximately $550 to $575 million for our mandatory work program and bonus payments for Block 20 over the course of the initial five year exploration period under this agreement, of which approximately $350 to $400 million is expected to be funded during the first year to cover certain social bonus payments and to establish our work program guarantees, such guarantees to be reduced over the five year exploration period as work program obligations are met. See "Item 1. Business—Recent Events" and "Item 1A. Risk Factors—We will not have a license for Block 20 offshore Angola and we will not be able to commence our exploration, development and production operations on Block 20 until our Production Sharing Agreement for Block 20 is successfully negotiated and executed" of our Annual Report on Form 10-K for the year ended December 31, 2010.

The Offering

Issuer	Cobalt International Energy, Inc.
Common stock offered by us	31,000,000 shares of our common stock, par value $0.01 per share.
Common stock to be outstanding after this offering	387,304,892 shares of our common stock, par value $0.01 per share.
Over-allotment option

We have granted to the underwriters an option, exercisable upon notice to us, to purchase up to 4,650,000 additional shares of common stock at the public offering price, less the underwriting discount, to cover over-allotments, if any, for a period of 30 days from the date of this prospectus supplement.

Use of Proceeds

We expect to receive net proceeds from this offering of approximately $415,890,000 (or approximately $478,386,000 if the underwriters exercise their overallotment option in full), after expenses and underwriting discounts. We intend to use the net proceeds from this offering to fund our capital expenditures and for general corporate purposes.

Conflicts of Interest

Because Goldman, Sachs & Co., one of the participating underwriters, beneficially owns in excess of 10% of our issued and outstanding common stock, the Financial Industry Regulatory Authority ("FINRA") deems Goldman, Sachs & Co. to be our "affiliate" and to have a "conflict of interest" with us within the meaning of FINRA Rule 5121 ("Rule 5121"), as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a "bona fide public market," as defined by FINRA Rule 5121(f)(3), exists.

New York Stock Exchange Listing	Our common stock is listed on the New York Stock Exchange under the symbol "CIE."
Risk Factors

An investment in our common stock involves certain risks. You should carefully consider the risks described under Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as well as other information included in this prospectus supplement or the accompanying prospectus or incorporated by reference into the accompanying prospectus before making a decision to purchase our common stock. Additional risks and uncertainties that we do not know about or that we currently believe are not material may also adversely affect our business, financial condition, results of operations and prospects.

        The number of shares of common stock that will be outstanding after this offering is based on 356,304,892 shares of our common stock outstanding as of December 31, 2010 and excludes:

  •
  up to 1,723,205 shares of our common stock issuable upon settlement of restricted or deferred stock units and exercise of stock options outstanding under our Long Term Incentive Plan, Non-Employee Directors Compensation Plan and Deferred Compensation Plan; and

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  10,308,705 shares of our common stock reserved for grants of future awards under our Long Term Incentive Plan and Non-Employee Directors Compensation Plan.

        All applicable share, per share and related information in this prospectus supplement speaks as of December 31, 2010, unless otherwise indicated.

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $415,890,000 (or approximately $478,386,000 if the underwriters exercise their over-allotment option in full), after expenses and underwriting discounts. We intend to use the net proceeds from this offering to fund our capital expenditures and for general corporate purposes.

PRICE RANGE OF OUR COMMON STOCK

        Our common stock is traded on the New York Stock Exchange under the symbol "CIE." On April 11, 2011, the last reported sale price for our common stock on the New York Stock Exchange was $14.20 per share. As of April 1, 2011, we had approximately 91 stockholders of record. The following table sets forth, for the periods indicated, the reported high and low sale prices for our common stock on the New York Stock Exchange.

	Price Range
	High	Low
Year ending December 31, 2011
Second Quarter (through April 11, 2011)	$17.22	$14.07
First Quarter	17.14	12.39
Year ended December 31, 2010
Fourth Quarter	$13.50	$8.99
Third Quarter	10.01	7.00
Second Quarter	14.22	6.16
First Quarter	16.07	11.85

DIVIDEND POLICY

        At the present time, we intend to retain all of our future earnings, if any, generated by our operations for the development and growth of our business. The decision to pay dividends on our common stock is at the discretion of our board of directors and depends on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

        The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "non-U.S. holder." A "non-U.S. holder" is a person or entity that, for U.S. federal income tax purposes, is a:

  •
  non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates,

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  foreign corporation or

  •
  foreign estate or trust.

        A "non-U.S. holder" does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition and is not otherwise a resident of the United States for U.S. federal income tax purposes. Such an individual is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of our common stock.

        If a partnership or other pass-through entity (including an entity or arrangement treated as a partnership or other type of pass-through entity for U.S. federal income tax purposes) owns our common stock, the tax treatment of a partner or beneficial owner of such entity may depend upon the status of such owner and the activities of such entity and by certain determinations made at the partner or beneficial owner level. Partners and beneficial owners in partnerships or other pass-through entities that own our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences applicable to them.

        This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to non-U.S. holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders are urged to consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of our common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

  Dividends

        As discussed under "Dividend Policy" above, we do not currently expect to pay dividends on our common stock. In the event that we do pay dividends, dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. In order to obtain a reduced rate of withholding, a non-U.S. holder generally will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty.

        The withholding tax does not apply to dividends paid to a non-U.S. holder that provides an Internal Revenue Service Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate).

  Gain on Disposition of Common Stock

        A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

  •
  the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise (in this case, the gain will be taxed on a net income basis at the regular graduated rates and in the manner applicable to U.S. persons (subject to an applicable income tax-treaty providing otherwise) and, if the non-U.S. holder is a foreign corporation, an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) may also apply), or

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  we are or have been a U.S. real property holding corporation, as defined below, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, and either (i) our common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs or (ii) the non-U.S. holder has owned or is deemed to have owned, at any time within the five-year period preceding the disposition or the non-U.S. holder's holding period, whichever period is shorter, more than 5% of our common stock.

        Generally, a corporation is a U.S. real property holding corporation if the fair market value of its "U.S. real property interests," as defined in the Code and applicable Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we are, and will remain for the forseeable future, a U.S. real property holding corporation. Our common stock is currently listed on the NYSE and we believe that, for as long as we continue to be so listed, our common stock will be treated as regularly traded on an established securities market.

        If our common stock ceased to be regularly traded on an established securities market, a non-U.S. holder generally would be subject to U.S. federal income tax on any gain from the disposition of our common stock and transferees of our stock would generally be required to withhold 10% of the gross proceeds payable to the transferor. The gain would be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and the non-U.S. holder would be required to file a U.S. tax return with respect to such gain. Regardless of whether our common stock is regularly traded on an established securities market, a non-U.S. holder that has owned, or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition of our common stock or the non-U.S. holder's holding period, more than 5% of our common stock, generally will be subject to U.S. federal income tax on any gain from the disposition of our common stock. The gain will be subject to regular U.S. income tax as if the non-U.S. holder were a U.S. resident, and a non-U.S. holder will be required to file a U.S. tax return with respect to such gain.

  Information Reporting Requirements and Backup Withholding

        Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of common stock. A non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's U.S. federal income tax liability and may entitle such non-U.S. holder to a refund, provided that the required information is furnished to the Internal Revenue Service in a timely manner.

  Recent Legislation

        Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities, after December 31, 2012, of dividends on and the gross proceeds of dispositions of U.S. common stock, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

  Federal Estate Tax

        Individual non-U.S. holders and entities the property of which is potentially includible in such an individual's gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the common stock will be treated as U.S. situs property subject to U.S. federal estate tax.

UNDERWRITING (Conflicts of Interest)

        Under the terms and subject to the conditions contained in an underwriting agreement dated April 11, 2011, we have agreed to sell to the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC and Citigroup Global Markets Inc. are acting as representatives, and the underwriters severally have agreed to purchase from us, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Morgan Stanley & Co. Incorporated	8,611,800
Credit Suisse Securities (USA) LLC	7,046,300
Goldman, Sachs & Co.	3,131,000
J.P. Morgan Securities LLC	3,131,000
Citigroup Global Markets Inc.	3,131,000
Barclays Capital Inc.	1,565,500
Lazard Capital Markets LLC	1,565,500
Tudor, Pickering, Holt & Co. Securities, Inc.	1,565,500
Howard Weil Incorporated	939,300
Capital One Southcoast, Inc.	313,100

Total	31,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 4,650,000 additional shares of common stock from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of $0.336 per share. After the public offering the representatives may change the public offering price and concession and discount to broker/dealers. The offering of the shares of common stock by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table summarizes the compensation and estimated expenses we will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting discounts and commissions paid by us	$0.56	$0.56	$17,360,000	$19,964,000
Expenses payable by us	$0.02	$0.02	$750,000	$750,000

        We estimate that our out of pocket expenses for this offering will be approximately $750,000.

        We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the

Securities Act of 1933 (the "Securities Act") relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement. The restrictions described in this paragraph do not apply to:

  •
  the sale of shares of common stock to the underwriters in this offering;

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  the registration and issuance of shares of common stock pursuant to the terms of a registration rights agreement signed in connection with our IPO;

  •
  grants of employee stock options or restricted stock or restricted stock units in accordance with the terms of the compensation plans described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in existence as of the date hereof;

  •
  the issuance of shares of common stock upon the exercise of an option or warrant or the conversion of a security granted under employee compensation plans described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as existing on or otherwise outstanding as of the date hereof; or

  •
  the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of the compensation plan described in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus as in effect on the date hereof.

        Our officers, directors and certain of our stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement. The restrictions described in this paragraph do not apply to:

  •
  transfers or distributions of shares of common stock or any security convertible into common stock (i) as a bona fide gift or gifts, (ii) to any trust for the direct or indirect benefit of the transferee or an immediate family member, (iii) by testate or intestate succession, (iv) to general or limited partners, members, or stockholders of the transferor, or to any corporation, partnership or other person or entity that is a direct or indirect affiliate of the transferor or (v) to any corporation, partnership or other business entity with whom the transferor shares in common an investment manager or advisor, in each case who has investment discretionary authority with respect to the transferor's and such other entity's investments pursuant to an investment management, investment advisory or similar agreement, provided that each donee, distributee or transferee agrees to be bound in writing by the terms of the lock-up agreement prior to such transfer and no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Securities Exchange Act of 1934, as amended, reporting a reduction in beneficial ownership of shares of common stock, shall be required or shall be voluntarily made during the restricted period;

  •
  transactions relating to shares of common stock or other securities acquired in open market transactions after completion of this offering;

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock or any security convertible into common stock provided that such plan does not provide for the transfer of common stock during the restricted period; and

  •
  transactions relating to shares of common stock or any security convertible into common stock executed under a trading plan pursuant to Rule 10b5-1 under the Exchange Act as existing on the date of this prospectus supplement providing for the transfer of shares of common stock or any security convertible into common stock.

        We have agreed to indemnify the several underwriters against certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

        As of December 31, 2010, affiliates of Goldman, Sachs & Co. owned 74,868,148 shares of our common stock, representing approximately 21% of the shares of our common stock then issued and outstanding. These shares do not include shares acquired by Goldman, Sachs & Co. in market-making transactions or shares held in client accounts for which Goldman, Sachs & Co. exercises voting or investment authority or both. Goldman, Sachs & Co. disclaims beneficial ownership of shares held in client accounts.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids, as well as purchasers by the underwriters for their own accounts, may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange and, if commenced, may be discontinued at any time.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and our affiliates, for which they received or will receive customary fees and expenses. Additionally, Henry Cornell and Kenneth A. Pontarelli, two of our twelve directors, are managing directors of Goldman, Sachs & Co. The address of Mr. Cornell and Mr. Pontarelli is 200 West Street, 28th Floor, New York, New York, 10282. Mr. Cornell has decided not to stand for re-election to our Board of Directors at the 2011 annual meeting. Further, Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or our instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        The shares are offered for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers.

        Each of the underwriters has represented and agreed that it has not offered, sold or delivered and will not offer, sell or deliver any of the shares directly or indirectly, or distribute this prospectus supplement and the accompanying prospectus or any other offering material relating to the shares, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on us except as set forth in the underwriting agreement.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

        Each of the underwriters severally represents, warrants and agrees as follows:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus supplement and the accompanying prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        A prospectus supplement and the accompanying prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

Conflicts of Interest

        Because Goldman, Sachs & Co., one of the participating underwriters, beneficially owns in excess of 10% of our issued and outstanding common stock, FINRA deems Goldman, Sachs & Co. to be our "affiliate" and to have a "conflict of interest" with us within the meaning of Rule 5121, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a "bona fide public market," as defined by FINRA Rule 5121(f)(3), exists.

VALIDITY OF SECURITIES

        The validity of our common stock offered in this prospectus supplement is being passed upon for us by Davis Polk & Wardwell LLP, New York, New York. Shearman & Sterling LLP, New York, New York is acting as counsel for the underwriters in this offering.

PROSPECTUS

Cobalt International Energy, Inc.

Common Stock
Preferred Stock
Debt Securities
Warrants
Purchase Contracts
Units

        We may offer from time to time common stock, preferred stock, debt securities, warrants, purchase contracts or units. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling securityholders to be identified in supplements to this prospectus may offer and sell these securities from time to time. Specific amounts and terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

        Investing in these securities involves certain risks. See "Risk Factors" beginning on page 5 before you make your investment decision.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 4, 2011

        We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless otherwise stated in this prospectus, the terms Cobalt, "we," "us," and "our" refer to Cobalt International Energy, Inc. and its subsidiaries.

COBALT INTERNATIONAL ENERGY, INC.

        We are an independent, oil-focused exploration and production company with a world-class below salt prospect inventory in the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon in West Africa. As of September 30, 2010, we have established a current portfolio of 134 identified, well-defined prospects, comprised of 48 prospects located in the deepwater U.S. Gulf of Mexico and 86 prospects located in offshore West Africa.

        Our principal executive offices are located at 1980 Post Oak Boulevard, Suite 1200, Houston, Texas, 77056, and our telephone number is (713) 579-9100. We maintain a website at www.cobaltintl.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

 About this Prospectus

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we or the selling securityholders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or the selling securityholders may offer. Each time we or the selling securityholders sell securities pursuant to the registration statement of which this prospectus forms a part, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

  (a)
  Current Reports on Form 8-K dated January 29, 2010 (excluding Item 2.02), February 24, 2010, May 4, 2010, May 12, 2010, May 24, 2010 and June 16, 2010;

  (b)
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010;

  (c)
  Annual Report on Form 10-K for the year ended December 31, 2009; and

  (d)
  Registration Statement on Form 8-A dated December 11, 2009.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

Cobalt International Energy, Inc.
Two Post Oak Central
1980 Post Oak Boulevard, Suite 1200
Houston, TX 77056
Attention: Associate General Counsel and Secretary
Telephone: (713) 579-9100

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        This prospectus, any prospectus supplement and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Our estimates and forward-looking statements are mainly based on our current expectations and estimates of future events and trends, which affect or may affect our business and operations. Although we believe that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to us. Many important factors, in addition to the factors described in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein, may adversely affect our results as indicated in forward-looking statements. You should read this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein completely and with the understanding that our actual future results may be materially different from what we expect.

        Our estimates and forward-looking statements may be influenced by the following factors, among others:

  •
  our and our partners' ability to obtain permits and drill in the U.S. Gulf of Mexico in light of the legislative and regulatory response resulting from the Deepwater Horizon drilling rig incident and oil spill;

  •
  current and future government regulation of the oil and gas industry;

  •
  changes in environmental laws or the implementation of those laws;

  •
  the costs and delays associated with complying with additional legislation and regulation of the oil and gas industry;

  •
  the successful implementation of our and our partners' prospect development and drilling plans;

  •
  our ability to obtain financing;

  •
  uncertainties inherent in making estimates of our oil and natural gas data;

  •
  the discovery and development of oil reserves;

  •
  projected and targeted capital expenditures and other costs, commitments and revenues;

  •
  termination of or intervention in concessions, licenses, permits, rights or authorizations granted by the United States, Angolan and Gabonese governments to us;

  •
  competition;

  •
  the volatility of oil prices;

  •
  our ability to successfully develop our current prospects and to find, acquire or gain access to other prospects;

  •
  the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;

  •
  the availability and cost of developing appropriate infrastructure around and transportation to our prospects;

  •
  military operations, terrorist acts, wars or embargoes;

  •
  our dependence on our key management personnel and our ability to attract and retain qualified personnel;

  •
  our vulnerability to severe weather events, especially tropical storms and hurricanes in the U.S. Gulf of Mexico;

  •
  the cost and availability of adequate insurance coverage; and

  •
  other risk factors discussed in the "Risk Factors" section of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, respectively, our Annual Report on Form 10-K for the year ended December 31, 2009, in any accompanying prospectus supplement and in other filings made by the us from time to time with the SEC or in materials incorporated herein or therein.

        The words "believe," "may," "will," "aim," "estimate," "continue," "anticipate," "intend," "expect," "plan" and similar words are intended to identify estimates and forward-looking statements. Estimates and forward-looking statements speak only as of the date they were made, and, except to the extent required by law, we undertake no obligation to update or to review any estimate and/or forward-looking statement because of new information, future events or other factors. Estimates and forward-looking statements involve risks and uncertainties and are not guarantees of future performance. As a result of the risks and uncertainties described above, the estimates and forward-looking statements discussed in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein might not occur and our future results and our performance may differ materially from those expressed in these forward-looking statements due to, including, but not limited to, the factors mentioned above. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

RISK FACTORS

        An investment in our securities involves significant risks. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, results of operations or financial condition could be adversely affected by any of these risks or by additional risks and uncertainties not currently known to us or that we currently consider immaterial.

RATIO OF EARNINGS TO FIXED CHARGES

        Since inception our ratio of earnings to fixed charges has been zero. The basis for this calculation is that we have no long-term debt and therefore no interest expensed or capitalized, amortized premiums, discounts or capitalized expense relating to indebtedness.

 DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of the certificate of incorporation and bylaws below. The summary is not complete. The certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2009 and our Registration Statement on Form 8-A dated December 11, 2009, respectively. You should read the certificate of incorporation and bylaws for the provisions that are important to you.

        We are authorized to issue 2,000,000,000 shares of common stock, $0.01 par value per share, and 200,000,000 shares of preferred stock, $0.01 par value per share. As of September 30, 2010 we had 356,091,275 shares of common stock outstanding held of record by 96 stockholders and no shares of preferred stock outstanding.

Common Stock

        Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividend payments. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable. The holders of common stock have no preferences or rights of conversion, exchange, pre-emption or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Preferred Stock

        The preferred stock, if issued, would have priority over the common stock with respect to dividends and other distributions, including the distribution of our assets upon liquidation. Our board of directors has the authority, without further stockholder authorization, to issue from time to time shares of preferred stock in one or more series and to fix the terms, limitations, relative rights and preferences and variations of each series. Although we have no present plans to issue any shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights, of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

        When we or the selling securityholders offer to sell a particular series of preferred stock, we will describe the specific terms of the securities in a supplement to this prospectus. The preferred stock will be issued under a certificate of designations relating to each series of preferred stock and is also subject to our certificate of incorporation.

        The transfer agent for each series of preferred stock will be described in the prospectus supplement.

Certain Provisions of Our Certificate of Incorporation and By-laws

        Provisions of our certificate of incorporation and by-laws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

        Among other things, our certificate of incorporation and by-laws:

  •
  permit our board of directors to issue up to 200,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

  •
  provide that the authorized number of directors may be changed only by resolution of the board of directors;

  •
  provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

  •
  at any time after funds affiliated with First Reserve Corporation, Goldman, Sachs & Co., Riverstone Holdings LLC and The Carlyle Group, and KERN Partners Ltd. and certain limited partners in such funds affiliated with KERN Partners Ltd. (collectively, the "controlling shareholders") no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the New York Stock Exchange ("NYSE") rules as in effect at the time of our initial public offering, provide that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing in lieu of a meeting of such stockholders, subject to the rights of the holders of any series of preferred stock (prior to such time, provide that such actions may be taken without a meeting by written consent);

  •
  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide for our board of directors to be divided into three classes of directors, with each class as nearly equal in number as possible, serving staggered three year terms, other than directors which may be elected by holders of preferred stock, if any (prior to such time, provide that our board of directors shall consist of a single class of directors serving one year terms);

  •
  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide that directors may be removed only for cause and only by the affirmative vote of holders of a majority of the combined voting power of our then outstanding stock (prior to such time, provide that directors may be removed with or without cause);

  •
  at any time after the controlling shareholders no longer beneficially own more than 50% of the outstanding shares of our common stock or our company fails to qualify as a "controlled company" under the NYSE rules as in effect at the time of our initial public offering, provide that special meetings of our stockholders may only be called by the board of directors or the chairman of the board (prior to such time provide that a special meeting may also be called by stockholders holding a majority of the outstanding shares entitled to vote);

  •
  provide that we renounce any interest in the business opportunities of the controlling shareholders and of our directors who are affiliated with the controlling shareholders, other than directors employed by us, and that neither our directors affiliated with the controlling shareholders, other than directors employed by us, nor the controlling shareholders have any obligation to offer us those opportunities;

  •
  eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware General Corporation Laws (the "DGCL") and indemnify our directors and officers to the fullest extent permitted by Section 145 of the DGCL;

  •
  provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide notice in writing in a timely manner, and also specify requirements as to the form and content of a stockholder's notice;

  •
  do not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose; and

  •
  provide that our by-laws can be amended or repealed at any regular or special meeting of stockholders or by the board of directors.

  Opt-Out of Section 203 of the DGCL

        We have expressly elected not to be governed by the "business combination" provisions of Section 203 of the DGCL. At any time after the controlling shareholders no longer beneficially own at least 25% of the outstanding shares of our common stock, such election shall be automatically withdrawn and we will thereafter be governed by the "Business Combination" provisions of Section 203 of the DGCL. Section 203 prohibits a person who acquires more than 15% but less than 85% of all classes of our outstanding voting stock without the approval of our board of directors from merging or combining with us for a period of three years, unless the merger or combination is approved by a two-thirds vote of the shares not owned by such person. These provisions would apply even if the proposed merger or acquisition could be considered beneficial by some stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

        Our common stock is listed on the NYSE under the symbol "CIE."

DESCRIPTION OF DEBT SECURITIES

        The debt securities will constitute either senior or subordinated debt of Cobalt. The debt securities that are sold may be exchangeable for and/or convertible into common stock or any of the other securities that may be sold under this prospectus. The debt securities will be issued under one or more separate indentures between us and a designated trustee. We will include in a prospectus supplement the specific terms of each series of senior or subordinated debt securities being offered, including the terms, if any, on which a series of senior or subordinated debt securities may be convertible into or exchangeable for other securities. In addition, the material terms of any indenture, which will govern the rights of the holders of our senior or subordinated debt securities will be set forth in the applicable prospectus supplement.

 DESCRIPTION OF WARRANTS

        We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

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  currencies; or

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  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under an indenture.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

FORMS OF SECURITIES

        Each debt security, warrant, and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants, or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

        Registered Global Securities.    We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, and interest payments on debt securities, and any payments to holders with respect to warrants, guaranteed trust preferred securities or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of Cobalt, the trustees, the warrant agents, the unit agents or any other agent of Cobalt, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

 PLAN OF DISTRIBUTION

        Cobalt and/or the selling securityholders, if applicable, may sell the securities in one or more of the following ways (or in any combination) from time to time:

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  through underwriters or dealers;

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  directly to a limited number of purchasers or to a single purchaser; or

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  through agents.

        The prospectus supplement will state the terms of the offering of the securities, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of such securities and the proceeds to be received by Cobalt, if any;

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  any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which the securities may be listed.

        Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        If Cobalt and/or the selling securityholders, if applicable, use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

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  negotiated transactions;

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  at a fixed public offering price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to prevailing market prices; or

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  at negotiated prices.

        Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

        Cobalt and/or the selling securityholders, if applicable, may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

        Cobalt and/or the selling securityholders, if applicable, may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from Cobalt at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Underwriters and agents may be entitled under agreements entered into with Cobalt and/or the selling securityholders, if applicable, to indemnification by Cobalt and/or the selling securityholders, if applicable, against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for Cobalt and its affiliates in the ordinary course of business.

        Each series of securities other than the common stock, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

        The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP.

EXPERTS

        The consolidated financial statements of Cobalt International Energy, Inc. (previously known as Cobalt International Energy, L.P.) (a development stage enterprise) appearing in Cobalt International Energy, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.